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                                                                  Exhibit 12 (b)
                              J. C. Penney Company, Inc.
                            and Consolidated Subsidiaries

              Computation of Ratios of Available Income to Fixed Charges





                                                52 weeks              53 weeks
                                                  ended                 ended
                                                 Oct. 30,              Oct. 31,
     ($ Millions)                                  1999                  1998
                                                _________             _________

     Income from continuing operations          $    863              $    995
        (before income taxes and
        capitalized interest)

     Fixed charges

     Interest (including capitalized
     interest) on:

        Operating leases                             225                   180
        Short term debt                              133                   106
        Long term debt                               551                   555
        Capital leases                                 2                     6
        Credit facility                               -                     -
        Other, net                                    (3)                   -
                                                _________             ________
     Total fixed charges                             908                   847

                                                --------              --------
     Total available income                     $  1,771              $  1,842
                                                ========              ========
     Ratio of available income to combined
        fixed charges and preferred stock
        dividend requirement                         2.0                   2.2
                                                ========              ========



     The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

     The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.